UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street NW
Washington, D.C. 29549

Form 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	April 1, 2008

First Bancorp

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-15572	56-1421916
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

341 North Main Street, Troy, North Carolina	27371
(Address of Principal Executive Offices)	(Zip Code)

(910) 576-6171

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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First Bancorp

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Item 8.01 — Other Events

On April 1, 2008, the Registrant completed its merger acquisition of Great Pee Dee Bancorp, Inc.  According to the terms of the transaction, each share of Great Pee Dee Bancorp, Inc. stock outstanding will be exchanged for 1.15 shares of First Bancorp stock.  Any fractional shares will be paid in cash at a price of $19.93 per share.  A news release was issued on April 1, 2008 to report this event and is attached as an exhibit to this filing.

Item 9.01 – Financial Statements and Exhibits

Exhibit 99(a) – News Release dated April 1, 2008

Disclosures About Forward Looking Statements

This report contains statements that could be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties.  Forward looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Actual results may differ materially due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) failure to retain the customer bases of the two institutions following the merger; (4) competitive pressures among financial institutions increasing significantly; (5) costs or difficulties related to the integration of the businesses of First Bancorp and Great Pee Dee Bancorp, Inc. being greater than anticipated; (6) general economic conditions being less favorable than anticipated; (7) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged; and (8) the timing of the completion of the transactions.

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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Bancorp

April 2, 2008	By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

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